EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-40333, 333-40457, 333-40459, 333-40461, 333-43622, 333-67440, 333-97179, 333-97181, 333-136671, and 333-156039 and Form S-3 Nos. 333-68202, 333-86440, 333-108521, and 333-150953) of Hypercom Corporation of our reports dated March 12, 2010, with respect to the consolidated financial statements of Hypercom Corporation, and the effectiveness of internal control over financial reporting of Hypercom Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Phoenix, Arizona
March 12, 2010